Exhibit 99.1

News release “Gerardo Lopez Appointed to Safeco Board of Directors” dated February 4, 2008.

Gerardo Lopez Appointed to Safeco Board of Directors

SEATTLE, Feb 04, 2008 (BUSINESS WIRE) — Safeco’s (NYSE: SAF) board of directors has appointed Gerardo Lopez as director and Audit Committee member. Lopez will stand for election at the company’s annual meeting of shareholders on May 7, 2008.

Lopez, 47, serves as president of Starbucks Global Consumer Products and Food Services Group. He is also chief executive for Starbucks’ Seattle’s Best Coffee retail operation. Previously, he was president of Handleman Entertainment Resources, the world’s largest distributor of pre-recorded music. Lopez previously served as president of International Home Foods and has had top roles with brand leaders including Frito-Lay, Pepsi-Cola Company and Procter & Gamble.

“Gerry has a keen understanding of what the consumer wants,” said Paula Rosput Reynolds, Safeco’s president and chief executive officer. “He has had great success managing distribution channels and marketing for Starbucks and other top brands. We’re pleased that he’s able to bring to our board the kind of insight and energy that has built winners.”

Lopez is a graduate of the George Washington University and holds a Masters degree in Business Administration from Harvard University. He serves on the board of the Cranbrook Institute of Science in Michigan and was a director for the TXU Corporation in Dallas, Texas.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners, and owners of small- and mid-sized businesses principally through a national network of independent agents and brokers. Safeco is also one of the nation’s leaders in the sale and service of surety bonds.

SOURCE: Safeco

Safeco Investor Relations

Neal Fuller, 206-473-5020

Karin G. Van Vleet, 206-473-5570

or

Safeco Media Relations

Paul Hollie, 206-473-5745

pauhol@safeco.com